FIRST PACTRUST BANCORP, INC.

FOR IMMEDIATE RELEASE
May 27, 2011

First PacTrust Bancorp, Inc. Announces the Retirement of Hans Ganz and the Appointment of
Gregory Mitchell as Successor CEO of Pacific Trust Bank

Company Release — 05/27/2011

CHULA VISTA, Calif.—(BUSINESS WIRE)— First PacTrust Bancorp, Inc. (the “Company”) (NASDAQ: FPTB), the holding company for Pacific Trust Bank (the “Bank”), announced today the retirement of Hans Ganz as President and CEO of the Bank and as a director of the Bank and the Company, effective May 31, 2011. The Bank’s Board of Directors appointed Gregory Mitchell, current President and CEO of the Company, to succeed Mr. Ganz as President and CEO of the Bank. Mr. Ganz will remain as an advisor to the Bank through June 30, 2011.

In commenting on Mr. Ganz’s 19 years of service and leadership at Pacific Trust Bank, Mr. Mitchell noted that “During the early part of his career with Pacific Trust Bank, Hans resolved critical asset quality and earnings trends facing Rohr Federal Credit Union, the predecessor to the Bank. He then oversaw the conversion of Rohr Federal Credit Union into Pacific Trust Bank, a mutual savings bank. In 2002, under Mr. Ganz’s leadership, the Bank converted from a mutual institution to a stock institution and the Bank’s newly formed holding company, First PacTrust Bancorp, Inc., completed its initial public offering. In 2010, Hans led the Company’s transformational effort to embrace a new business plan, recruit new management and raise $60.0 million in a private placement aimed at maximizing value and opportunity for the Company’s shareholders and the Bank’s employees and customers. Through the years, Hans grew the Bank from a small thrift to a robust community bank operating through nine offices in two counties. He successfully guided the Bank through two of the most difficult economic periods in American history. All the while, Hans has maintained a tireless devotion to the Company’s shareholders and the Bank’s employees and customers. We wish him further success as he moves into a new chapter in life.”

In announcing his retirement, Mr. Ganz noted “After 19 years with the Bank and the Company, the time has come for me to retire as President and CEO effective May 31st. With the capital raise this past November and the hiring of the new management team shortly thereafter, the Bank is now poised to grow into new markets and bring our community-minded banking to more and more customers throughout Southern California. I am pleased to hand over the reins to Greg Mitchell and the capable team of individuals that have joined us, and I look forward to witnessing the Bank’s progress in the months and years to come.”

Alvin Majors, Chairman of the Board of Pacific Trust Bank and First PacTrust Bancorp, Inc. noted “We owe a tremendous debt a gratitude to Hans for his steadfast leadership, service and commitment to the Bank. We wish him the very best as he takes time off to relax and pursue other interests. At the same time, we are delighted to welcome Greg Mitchell as the incoming President and CEO of the Bank, and we remain optimistic and excited about his ability to honor Hans’ legacy while helping us grow the Bank and continue serving the interests of our shareholders, employees and the people of Southern California.”

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. The Bank currently operates through ten banking offices serving primarily San Diego and Riverside Counties in California. The Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: First PacTrust Bancorp, Inc.

Contact:
First PacTrust Bancorp, Inc.
Gregory A. Mitchell, President and CEO
619-691-1519 x-4474